KELSO TECHNOLOGIES INC.

CODE OF BUSINESS CONDUCT AND ETHICS
Adopted by the Board of Directors on March 23, 2015

Amended, Restated and Adopted by the Board on March 19, 2019, as amended on March 16, 2020

INTRODUCTION

This Code of Business Conduct and Ethics ("Code") covers a wide range of business practices and procedures. It does not and cannot cover every issue that may arise, but it sets out basic principles to guide all employees, consultants, directors and officers of Kelso Technologies Inc. and its subsidiaries (collectively, the "Corporation"). All of the Corporation's employees, consultants, directors and officers (collectively, the "Employee" or the "Employees") must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Corporation's agents and representatives, including consultants.

This Code is designed to deter wrongdoing and to promote:

  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
  avoidance of conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
  full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the securities regulators and in other public communications made by the Corporation;
  compliance with applicable governmental laws, rules and regulations;
  the prompt internal reporting to an appropriate person or persons of violations of this Code; and
  accountability for adherence to this Code.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. Any variances between local customs or policies and this Code should be brought to the attention of management or the directors. If you have any questions about these conflicts, you should ask the Corporation's Chief Financial Officer.

When in this Code reference is made to the Chief Financial Officer for advice, consultation or guidance, the Chief Financial Officer may, as he sees fit, seek advice and/or assistance from legal counsel or refer anyone to legal counsel directly or such other person as he or she sees fit in order to assist answering questions from, or providing guidance or advice to any individual under this Code.

Those who violate the standards in this Code will be subject to disciplinary action up to and including immediate termination of employment, officership or directorship. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described below in Using this Code and Reporting Violations.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Corporation is strongly committed to conducting its business affairs with honesty and integrity and in full compliance with all laws, rules and regulation applicable to the Corporation's business in the countries in which it conducts business.  Obeying the law, both in letter and in spirit, is the foundation on which this Corporation's ethical standards are built. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from the Corporation's Chief Financial Officer.  The Corporation provides all necessary information to its Employees to promote compliance with laws, rules and regulations, including insider-trading laws.

CONFLICTS OF INTEREST

A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Corporation. A conflict situation can arise when an Employee takes actions or has interests that may make it difficult to perform his or her Corporation work objectively and effectively. Conflicts of interest may also arise when an Employee or members of his or her family, receives improper personal benefits as a result of his or her position in the Corporation. Loans to, or guarantees of obligations of, Employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Corporation's Employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant, employee or board member without the consent of the Chief Financial Officer, Chief Executive Officer and/or the Board of Directors of the Corporation (the "Board").  Such consent shall not be unreasonably withheld. You should immediately report any direct or indirect ownership interest you may have in any competitor, supplier or customer of the Corporation as set out below under the heading "Using this Code and Reporting Violations". The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Corporation policy, except under guidelines approved by the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Corporation's Chief Financial Officer. Any Employee who becomes aware of a conflict or potential conflict should also bring it to the attention of the Corporation's Chief Financial Officer.

INSIDER TRADING

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Corporation's business. All non-public information about the Corporation should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision to buy or sell the Corporation's stock on the basis of this information is not only unethical but also illegal. If you have any questions concerning this, please consult the Corporation's Blackout Period Policy or the Corporation's Chief Financial Officer.

HEDGING PROHIBITION

The Corporation's executive officers and directors are not permitted to purchase financial instruments, including for greater certainty, prepaid variable forward contracts, equity swaps, collars, puts, calls or units of exchange funds that are designed to hedge or offset a decrease in market value of Corporation's shares, held, directly or indirectly, by the officer or director.

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CORPORATE OPPORTUNITIES

Employees are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No Employee may use corporate property, information, or position for improper personal gain, and no Employee may compete with the Corporation directly or indirectly. Employees owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly, honestly and ethically. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee should endeavor to respect the rights of, and deal fairly with, the Corporation's customers, suppliers, competitors and Employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

To maintain the Corporation's valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed to meet our obligations. All operations must be conducted in accordance with all applicable regulations. Compliance with all regulations and laws of governing or regulatory agencies should be given priority over the opportunity to profit or gain competitive advantage.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with suppliers and customers. No gift or entertainment should ever be offered, given, provided or accepted by a Corporation Employee, family member of an Employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with the Corporation's Chief Financial Officer any gifts or proposed gifts that you are not certain are appropriate.

DISCRIMINATION AND HARASSMENT

The diversity of the Employees is a tremendous asset. The Corporation is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

To facilitate respect and contribution among employees, the Corporation adheres to the following principles:

  To hire, pay and assign work on the basis of qualifications and performance;

  Not to discriminate on the basis of gender, race, religion, ethnicity, national origin, color, gender identity, age, sexual orientation, citizenship, veteran's status, marital status or disability;

  To attract and retain a highly talented workforce;

  To encourage skill growth through training and education and promotional opportunities;

  To encourage an open discussion between all levels of employees and to provide an opportunity for feedback from the top to the bottom and from the bottom to the top;

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  To prohibit harassment (including sexual, physical, verbal) by others while an employee is on the job;

  To make the safety and security of our employees while at Corporation's facilities a priority;

  To recognize and reward additional efforts that go beyond our expectations; and

  To respect all workers' rights to dignity and personal privacy by not disclosing employee information, including protected health information, unnecessarily.

HEALTH AND SAFETY

The Corporation strives to provide each Employee with a safe and healthy work environment. Each Employee has a responsibility for maintaining a safe and healthy workplace for all Employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

RECORD KEEPING

The Corporation requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many Employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask the Corporation's Chief Financial Officer.

The Corporation maintains all records in accordance with laws and regulations regarding retention of business records. The term "business records" covers a broad range of files, reports, business plans, receipts, policies and communications, including hard copy, electronic, audio recording, microfiche and microfilm files whether maintained at work or at home. The Corporation prohibits the unauthorized destruction of or tampering with any records, whether written or in electronic form, where the Corporation is required by law or government regulation to maintain such records or where it has reason to know of a threatened or pending government investigation or litigation relating to such records.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork and inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.

CONFIDENTIALITY

Employees must maintain the confidentiality of confidential information entrusted to them by the Corporation or its suppliers and customers, except when disclosure is explicitly authorized or required by laws or regulations or approved by senior management. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Corporation or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

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PROTECTION AND PROPER USE OF THE CORPORATION'S ASSETS

All Employees should endeavor to protect the Corporation's assets and ensure their sufficient use. Theft, carelessness, and waste have a direct impact on the Corporation's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Corporation equipment should not be used for non-Corporation business, though incidental personal use may be permitted.

The obligation of Employees to protect the Corporation's assets includes its proprietary information. Proprietary information includes intellectual property trade secrets, patents, trademarks, copyrights, as well as business, marketing and service plans, and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Corporation policy. It could also be illegal and result in civil or even criminal penalties.

PAYMENTS TO GOVERNMENT PERSONNEL

The Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practices Act contain certain prohibitions with respect to giving anything of value, directly or indirectly, to foreign government officials or certain other individuals in order to obtain, retain or direct business for or to any person. In addition, domestically, the Corporation and its Employees are subject to the anti-corruption provisions of the Criminal Code (Canada).

Accordingly, all Employees are strictly forbidden from, directly or indirectly, offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any government official or employee, employee or agent of a state-owned or controlled enterprise, employee or agent of a public international organization, political party or official thereof or any candidate for a political office, including any agent or other intermediary, including a close family member or household member, of any of the above, in connection with the business of the Corporation, except in full compliance with the Corporation's Anti-Bribery and Anti-Corruption Policy.

Those paying a bribe may subject the Corporation and themselves to severe civil and criminal penalties and damage the Corporation's reputation. When dealing with government representatives or officials and private parties, no improper payments will be tolerated. If you become aware of or receive any solicitation for, or offer of, money or a gift, that is intended to influence an official decision or business decision inside or outside of the Corporation, it should be reported to the Chief Financial Officer immediately.

The Corporation prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.  Please refer to the Corporation's Anti-Bribery and Anti-Corruption Policy and procedures implemented in respect of that policy for more information.

WAIVER OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waivers of the provisions of this Code may be granted only by the Board, if such waiver is for the benefit of a director or senior officer of the Corporation and such waiver, and the reasons for granting such waiver, shall be disclosed as may be required under applicable securities laws and the NYSE Americas Market Rules.  Waiver for all other Employees shall be granted exclusively by the Chief Executive Officer or any other Senior Officer as may be designated by the Audit Committee.

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COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violation of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

1. Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

2. Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

3. Clarify your responsibility and role. In most situations, there is a shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

4. Discuss the problem with the Corporation's Chief Financial Officer. This is the basic guidance for all situations. In many cases, they will be more knowledgeable about the questions and will appreciate being brought into the decision-making process. Remember that it is their responsibility to help solve problems.

5. You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Corporation does not permit retaliation of any kind against Employees for good faith reports and ethical violations.

6. Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

FINANCIAL AND ACCOUNTING OFFICERS AND MANAGERS

Financial and Accounting Officers and Managers hold an important and elevated role in corporate governance. As part of the Corporate Leadership Team, Financial and Accounting Officers and Managers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all the Corporation's stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. Financial and Accounting Officers and Managers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Corporation's financial organization, and by demonstrating the following:

1. Financial and Accounting Officers and Managers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

a) Encourage professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself;

b) Prohibit and eliminate the occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the financial organization, including Financial and Accounting Officers and Managers; and

c) Provide a mechanism for a member of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

2. Financial and Accounting Officers and Managers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

a) Business transactions are properly authorized and completely and accurately recorded on the Corporation's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Corporation financial policy;

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b) The retention or proper disposal of Corporation records shall be in accordance with applicable legal and regulatory requirements; and

c) Periodic financial communications and reports will be delivered in a manner that facilitates a high degree of clarity of content and meaning so that readers and users can determine their significance and consequence.

USING THIS CODE AND REPORTING VIOLATIONS

It is the responsibility of all Employees to understand and comply with this Code.

The Board is ultimately responsible, acting through the Audit Committee, for this Code and monitoring compliance with this Code.

If you observe or become aware of an actual or potential violation of this Code or of any law or regulation, whether committed by the Corporation, Employees or by others associated with the Corporation, it is your responsibility to report the circumstances as outlined herein and to cooperate with any investigation by the Corporation.  This Code is designed to provide an atmosphere of open communication for compliance issues and to ensure that Employees acting in good faith have the means to report actual or potential violations.

For assistance with compliance matters and to report actual or potential compliance infractions, Employees should contact the Chief Financial Officer.

Alternatively, reports may be made in the manner set out in the Corporation's Internal Employee Alert Policy, including anonymously to the Chair of the Audit Committee.

Following the receipt of any complaints submitted hereunder, the Chief Financial Officer or the Chair of the Audit Committee, as the case may be, will investigate each matter so reported and report to the Board which will take corrective disciplinary actions, if appropriate, up to and including termination of employment or engagement.

There will be no reprisals against Employees for good faith reporting of compliance concerns or violations.  The Corporation's legal counsel will be instructed to confidentially retain any complaints received hereunder for a period of seven years.

Notwithstanding the foregoing, nothing contained herein shall limit the ability of Employees of the Corporation to file a charge or complaint with a governmental agency in the United States and communicate with any such agency or otherwise participate in any investigation or proceeding that may be conducted by any such agency, including by providing documents or other information in connection therewith, without notice to the Corporation.

DISTRIBUTION OF THIS CODE

This Code will be circulated to all Employees of the Corporation on an annual basis and whenever changes are made.  New Employees will be provided with a copy of this Code and advised of its importance.

This Code of Business Conduct is a statement of broad policies and is intended as a component of the flexible governance framework within which the committees of the Board assist the Board in directing the affairs of the Corporation. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Corporation's articles, it is not intended to establish any legally binding obligations.

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